EXHIBIT 10.2(a)

AMENDMENT TO THE

DATASTREAM SYSTEMS, INC.

AMENDED AND RESTATED STOCK OPTION PLAN FOR DIRECTORS

This amendment (“Amendment”) to the Datastream Systems, Inc. Amended and Restated Stock Option Plan for Directors (the “Director Plan”) is made effective as of the 6th day of October, 2004, by Datastream Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors (the “Board”) of the Company has deemed it to be in the best interests of the Company and its stockholders to increase the amount of the Initial Grant and the Annual Grant;

NOW, THEREFORE, in accordance with Article 11 of the Director Plan, the Director Plan is hereby amended as follows:

6. Terms and Conditions of “Formula” Stock Option Awards. References to “9,000 shares of Common Stock” in Section 6(a) of the Director Plan shall be deleted and replaced with the following: “15,000 shares of Common Stock.” References to “4,000 shares of Common Stock” in Section 6(b) of the Director Plan shall be deleted and replaced with the following: “10,000 shares of Common Stock.”

The provisions of the Director Plan, as heretofore amended, shall remain in full force and effect.

IN WITNESS HEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

Datastream Systems, Inc.

By:	/s/ Larry G. Blackwell
Name:	Larry G. Blackwell
Title:	Chairman and Chief Executive Officer